                                                                    EXHIBIT 99.1

[CORAM HEALTHCARE LOGO]



FOR IMMEDIATE RELEASE                         FOR FURTHER INFORMATION, CONTACT:
AUGUST 8, 2000                                Kurt Davis, 303-672-8830

           CORAM HEALTHCARE CORPORATION AND CORAM, INC. FILE VOLUNTARY

                 PETITIONS FOR CHAPTER 11 BANKRUPTCY PROTECTION

                        TO FACILITATE DEBT RESTRUCTURING

 All Subsidiaries to Continue Normal Operations and Continue Fulfilling Payroll,
      Vendor and Patient Care Obligations in the Normal Course of Business;
         Noteholders in Agreement to Reduce and Convert Outstanding Debt
                to Equity Ownership and to Provide DIP Financing


DENVER-AUGUST 8, 2000--As part of its previously announced effort to restructure its capital obligations, Coram Healthcare Corporation and Coram, Inc. ("Coram Healthcare") (Coram Healthcare, OTCBB: CRHE) today filed voluntary petitions with the U.S. Bankruptcy Court for the District of Delaware under Chapter 11 of the U.S. Bankruptcy Code. The Company elected to seek Court protection in order to facilitate restructuring of its debt while continuing to maintain normal business operations in all of the Company's subsidiaries and their branches. The Company took this step with the full support of the three lenders holding the Company's principal debt instruments.

         Coram Healthcare Corporation and Coram, Inc. are the parent holding companies of the operating subsidiaries, including all branch offices, collectively and commonly known as "Coram Healthcare." Because the operating subsidiaries, including all branch offices, have not filed for bankruptcy protection, the subsidiaries and their branches are expected to continue generating positive cash flow and continue paying, in the normal course of business, all wages, benefits and other employee obligations, as well as all outstanding and ongoing accounts payable to their contractors and vendors.

         "Operationally our Company is sound and generating adequate cash flow to meet all of its day-to-day obligations to patients, employees and suppliers," said Coram Healthcare chairman, president and chief executive officer Daniel D. Crowley.



                                     -more-

                                                                CORAM HEALTHCARE
                                                                   Press Release
                                                                          Page 2


"The Company is not having difficulty paying its normal business expenses. All accounts payable are current and we are not seeking relief from those expenses. This action is solely for the purpose of reducing and restructuring debt and maintaining compliance with Stark II so that Coram's financial health can at long last compare favorably with the undisputed quality of its clinical services," Mr. Crowley said.

         The Company's determination to restructure its debt was based upon its currently inadequate level of balance sheet equity and its impact on the Company's ability to remain in compliance with the physician ownership and referral provisions of the Omnibus Budget Reconciliation Act of 1993, commonly known as "Stark II." Despite positive cash flow and improving, positive results from operations, the Company's three-year average balance sheet equity is expected, in the first quarter of 2001, to fall below the level that Stark II requires to satisfy the exception for ownership by referring physicians or their family members of stock in publicly-traded companies. Under the terms of the Company's plan presented to the Court, it would comply with all provisions of Stark II now and in the future.

         In addition, the Company would not likely be able to repay the $159 million of outstanding Series A notes that are scheduled to mature in May 2001 as well as prepay $92 million in Series B notes that, according to the covenants, debt holders have the right to require at the same time.

         Under the Company's plan of reorganization, the three holders of the debt instruments have agreed to reduce substantially the Company's indebtedness. The Company's debt holders have proposed in the plan to forgive approximately $71 million of the remaining outstanding debt, which would lower the principal debt obligations to approximately $180 million. The debt holders have agreed to restructure the Company's indebtedness at a favorable rate of interest. The forgiven debt would be converted into equity ownership of the enterprise with the Company's three principal debt holders owning approximately 100 percent of the equity.

         The Company, which has previously reported and continues to achieve positive cash flow from operations, has also obtained a line of credit on favorable terms through a commitment for up to $40 million in debtor-in-possession ("DIP") financing from the principal debt holders. The Company has requested the Court's permission to access the



                                     -more-

                                                                CORAM HEALTHCARE
                                                                   Press Release
                                                                          Page 3


DIP financing in the unlikely event that funds are needed to fulfill normal business obligations and other cash needs during the restructuring process.

         If the plan is approved substantially as proposed, the Company is expected to be capable of producing positive net income. The Company's plan calls for emergence from bankruptcy as a privately held company before the end of the fourth quarter of 2000. The Company's proposed restructuring plan provides no recoveries for the holders of Company common stock currently outstanding.

         "Over the years, Coram's patients, referral sources and suppliers have been very pleased with the quality of our services, but some have expressed concern about the company's indebtedness and related poor financial performance," said Mr. Crowley. "We respectfully hope that they will now support us as we take this important step that will address those concerns and create a stronger company to better serve them. We have taken every precaution to see that patient services and payments to our employees and suppliers will not be interrupted during this process."

          Denver-based Coram Healthcare, through its subsidiaries, including all branch offices, is a national leader in providing quality home infusion therapies and support for clinical trials, medical product development and medical informatics.


Note: Except for historical information, all other statements in this press release are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's actual results may vary materially from these forward-looking statements due to important risk factors including the Company's lack of profitability; uncertainties associated with the outcomes of certain pending legal proceedings; the Company's significant level of outstanding indebtedness; the Company's need to obtain additional financing or equity; uncertainties associated with the dilution that would occur if the Company's existing debt holders exercise their equity conversion rights; the Company's limited liquidity; and the Company's dependence upon the prices paid by third party payors for the Company's services; and certain other factors. Certain risk factors are described in greater detail in the Company's Form 10-K Annual Report and 10-Q Quarterly Report on file with the Securities and Exchange Commission.